Technology License Agreement

This Technology License Agreement (the “Agreement”) is entered into on this 22th day of August 2019 ("Effective Date") between AgriSep LLC, a Delaware limited liability company (“AgriSep”) and NewBridge Global Ventures, Inc., a Delaware Corporation (“NB”).  Each of the above is a “Party” and jointly the “Parties”.

Recitals

WHEREAS, AgriSep owns or has acquired the rights to certain intellectual property relating to oil separation technology called Density Segregation Technology, which is manifested in Patents, Trade Secrets, and Know How, which are embodied in AgriSep proprietary intellectual property (IP).

Whereas, NB is a US public company acquiring and currently operating a vertically integrated portfolio of companies involved in the recovery and use of oil and other extracts from biomass; and

Whereas NB desires to license certain of AgriSep’s IP (the “AgriSep Technology”) from AgriSep and AgriSep desires to license certain technology to NB for use in the extraction of liquids from plant biomass, all as set forth herein.

Now Therefore, AgriSep and NB, intending to be legally bound, agree as follows:

1. Certain Definitions:  As used herein, the following terms have the meanings set beside each term, as follows:

1.01  Blank

1.02 “Technology Application” means the use of the AgriSep Technology to recover Legal cannabidiol (CBD) oil and other Legal extracts from Plant Materials.

1.03  ”Density Segregation Technology” or “DST” means  AgriSep’s proprietary devices that embodies the AgriSep Technology in performing multiple separation and extraction functions.

1.04 Blank

1.05 “AgriSep Technology” or “Licensed Technology” means the patents as set forth in Exhibit B, and all Know-How, trade secrets and other Intellectual Property of AgriSep arising out of the patents of Exhibit B and that exists as of the date of this Agreement and that are useful in separating liquids from fluid flows containing other liquids and/or solids.

1.06 “Plant Materials” means cannabis plants.

1.07 “Improvements” means any new developments, enhancements, additions, changes or improvements to all or any part of the Intellectual Property which are presently in development or hereafter developed by AgriSep or NB.

1.08  “Intellectual Property” or “IP” means any and all inventions, innovations, discoveries, patents and  applications therefor existing now or in the future and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, any invention disclosures, all trade secrets, all Improvements, Know-How, Confidential Information,  and all goodwill associated therewith throughout the world, related directly or indirectly in any way, or useful with respect to, the Licensed Technology.

1.09 “Know-How” means technical and other information which is not in the public domain including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, techniques,  methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (laboratory records, chemical, clinical, analytical and quality data, trial data, case report forms, data analyses, reports, manufacturing data) or summaries thereof.

1.10 “License” has the meaning set forth in Section 2 below.

1.11 “Joint Venture” or JV” means a cooperative enterprise entered into by NB and another person or business entity for the purpose of extracting CBD oil and other Legal extracts from Plant Materials.

1.12 “Disclosing Party” means a party hereto that discloses any of its Confidential Information to the other party.

1.13  “Confidential Information ”means any technical, business, financial or other information  which a Party deems to be confidential, proprietary and non-public information, which such Party discloses to the other party under this Agreement, whether disclosed orally, visually, by inspection of a sample or a facility, or through any other medium, and which is either (i) identified by a party as confidential or proprietary, whether or not patented or patentable before or at the time of such disclosure or within thirty (30) days following such disclosure, or (ii) which under the circumstances surrounding disclosure should in good faith be treated as confidential.  All information in any form, whatsoever relating to the AgriSep Technology and all technology, Know-how, expertise, and other Intellectual Property embodied thereby or embedded therein whether or not patented or patentable, now existing or hereafter developed by any party hereto or any other third party, including any Improvements, additions, enhancements, derivatives, expertise or know-how created or developed as a result of any evaluation, analysis, testing or other work with respect thereto is expressly included in AgriSep Confidential Information. Each party shall be deemed the sole and the exclusive owner of its Confidential Information.

The term “Confidential Information" does not include, however, information which (a) is or becomes generally available through no breach of this Agreement, (b) is already known to the Receiving party at the time of disclosure by the other party as evidenced by written records or, (c) is lawfully acquired by the Receiving party from a third party having the legal right to transmit the same.

1.14 “Receiving Party means a party hereto that receives Confidential information of the other party.

1.15 “Term” means the period of time from the Effective Date of this Agreement until the date of expiration or termination of this Agreement.

1.16 “Affiliate” of a Party means a corporation or entity that Controls or is Controlled by the Party, or that is Controlled by the same person or persons who Control the Party. "Control" means (i) in relation to a person that is a corporation, the ownership of, or right to vote, directly or indirectly, voting securities of such person carrying fifty percent (50%) or more of the voting rights attaching to all voting securities of such person or the ownership, directly or indirectly, of other interest entitling the holder to elect a majority of its board of directors; and (ii) in relation to a person that is a partnership, limited partnership, limited liability company, business trust or other similar entity, the ownership, directly or indirectly, of voting securities of such person carrying fifty percent (50%) or more of the voting rights attaching to all voting securities of the person or the ownership of other interests entitling the holder to exercise control and direction over the activities of such person.

1.17  “Legal” shall mean as permitted under all laws applicable to the use by NB of the AgriSep Technology for the Technology Application.

2. License Grant  Subject to all the definitions, terms, conditions and limitations of this Agreement, AgriSep (also sometimes referred to herein as “Licensor”) hereby grants to NB (also sometimes referred to herein as “NB”) for the Term,  an exclusive, world-wide,  License to the Legal use of the AgriSep Technology solely for the Technology Application. After the 5th year, the license granted herein shall revert to a non-exclusive license.  (The aforesaid license grant is herein sometimes referred to as the “License”). Section 2.2 below sets forth certain specific exclusions from this license grant.  If at any time the full annual minimum Royalty Payment for a given year (see Section 3 below) is not paid within thirty (30) days following the end the year in which the minimum Royalty Payment is due, this License shall automatically become non-exclusive and shall be limited only to Technology Applications where AgriSep’s DST is used in combination with NB’s Shockwave Power Reactor technology.  All other rights granted herein to use the AgriSep Technology shall terminate.

2.1. This License includes the right of NB to sublicense the AgriSep Technology to any Affiliate of NB, or to any other party with AgriSep’s advance written consent which shall not be unreasonably withheld, provided all such sublicenses include all of the limitations and restrictions on use of the AgriSep Technology as set forth herein.  NB shall provide AgriSep with a copy of any proposed sublicense agreement prior to execution by NB.  Any sublicense must provide that it is subject to the terms and conditions of this License and such sublicense shall terminate upon termination or expiration of this License.

2.2. Any Improvements developed by either Party or by both Parties jointly during the Term of this License related to the AgriSep Technology shall be owned exclusively by AgriSep.  All such Improvements related to the AgriSep Technology shall be deemed to be AgriSep Technology and included in the License to the extent such Improvements are related to processing Plant Materials.  NB hereby assigns to AgriSep all of NB’s rights in the Improvements, including any IP related thereto, and agrees to sign documentation requested by AgriSep to evidence AgriSep’s exclusive ownership of such Improvements.

  3.  License Fee: As partial consideration for the License hereby granted under this Agreement, NB shall compensate AgriSep in revenue sharing and shares of common stock of NB as follows:

3.1.  Revenue Sharing:

NB will pay to AgriSep a royalty equal to 3% of Net Revenues received by NB or an NB Affiliate or NB Joint Venture (“Royalty or Royalty Payment”), where Net Revenue is defined as gross revenue less related harvesting and processing costs, of NB from oil extraction operations utilizing AgriSep Technology. Beginning on the Effective Date, in order to maintain the exclusive license status, an annual minimum Royalty Payment, as measured from the Effective Date, must be made in accordance with the following: $100,000 for year 1, $200,000 for year 2, $400,000 for year 3, $1,000,000 for year 4, and $1,250,000 for year 5 to maintain the exclusive nature of the License. If the full minimum Royalty Payments are not made in any given year for which the Minimum Royalty Payment is due, the License grant and this Agreement will revert to a non-exclusive License automatically.  Royalty Payments shall be made quarterly within 30 days following the end of a quarter and shall be accompanied by a written accounting of all Royalty bearing revenue generated during the quarter and Royalties arising therefrom.  Royalties shall accrue as Royalty bearing revenue is received.

3.2 Stock Component

NB will issue to AgriSep 1,000,000 shares of NB restricted common stock within 7 days after the Effective Date of this Agreement (“First Stock Component”). NB will further issue 1,000,000 shares of NB restricted common stock that will be issued once the AgriSep Technology is installed, operational and ready for use in a

Technology Application (“Second Stock Component”). NB will file a registration statement to register these shares with the US Securities and Exchange Commission and/or the Canadian equivalent within 120 days after issuance of the stock to enable AgriSep to sell such shares on the public market and will maintain such registration as effective for a period of at least one year after the registration statement has been declared effective by the SEC.

3.3 Fully Vested

Upon execution of this Agreement by both Parties, AgriSep’s rights to receive the first Stock Component of 1,000,000 shares of NB common stock shall be fully vested, irrevocable and not subject to any further conditions or performance by AgriSep.  Thereafter, once the AgriSep Technology is installed, operational and ready for use in a Technology Application, then the second Stock Component of 1,000,000 shares of NB common stock, under Section 3.2 above, shall be fully vested, irrevocable and not subject to any further conditions or performance by AgriSep.

3.4 Cash Payment

As may be requested by AgriSep, NB will pay AgriSep’s attorneys’ fee and expenses, up to $40,000, for costs associated with the creation of AgriSep and related licensing documents for execution of this Agreement.  AgriSep shall submit its invoices for fees and expenses to NB, which shall pay the invoices within 30 days following submission of such invoice to NB.

NB will also pay to AgriSep as a research and development payments (“R&D Payments”) 10% of the funds received by NB from equity or debt financing occurring subsequent to 31 July 2019 (NB Financing), regardless of whether such NB Financing occurs in a single transaction, multiple transactions or a series of related transactions which yields gross cash proceeds to NB.  The total R&D Payments for which NB is liable hereunder shall be capped at $500,000.  The R&D Payments will be used specifically for the research and development of technology relating to NB projects.  Within fifteen (15) days following the closing of any NB Financing, NB shall provide written notice of such NB Financing and shall pay to AgriSep any R&D Payment amounts that may arise out of such NB Financing.

3.5.  U.S. Dollars

All monetary amounts set forth herein shall be in United States dollars.

4. Purchase and Sale of Equipment

4.1.AgriSep will manufacture and NB will purchase from AgriSep exclusively all requirements of the DST for NB’s internal use and for use by any JV or partnerships in which NB has ownership at predetermined pricing based on certain specifications for processing Plant Materials. For the avoidance of doubt, the Parties agree that this License does not include manufacturing rights, all of which are retained by AgriSep.

4.2. AgriSep will also manufacture the DST for use by JV partners that purchase or lease the DST from NB that are included as a component of a system sold or leased to such partners for processing Plant Materials.

4.3. Specifications and requirements for sales or leases of the DST in 4.1 or 4.2 will be jointly agreed to by NB and AgriSep personnel and are listed in Exhibit A.

     4.4. It is AgriSep’s goal is to make such DST sales to NB at very competitive pricing (not more than 130% of AgriSep’s cost to manufacture), realizing that AgriSep’s and NB’s long term value comes from an increase in NB’s stock price and the Revenue Sharing set forth in Section 3.1 above, not margins on sales or leasing of DST’s.

4.5.  NB shall not sell, assign or transfer title or ownership of any equipment that includes the AgriSep Technology to a party other than an Affiliate or Joint Venture of NB.  NB shall not license, rent, lease or otherwise disseminate any equipment that includes the AgriSep Technology to a party other than an Affiliate or Joint Venture of NB.  NB agrees to require any NB Affiliate or Joint Venture using such equipment as permitted by this Section 4.5 to agree in writing to the terms and conditions of this Agreement, including without limitation, Section 4.6.

4.6.  Prohibition Against Illegal Purposes. The rights granted to NB by this Agreement are limited to the Legal use of the AgriSep Technology for the Technology Application.  NB agrees that neither it, nor an NB Affiliate, nor an NB JV, nor any other party to which NB provides equipment will utilize the AgriSep Technology in any geographic region for a purpose that would be illegal under any law applicable to the region, including without limitation both state and federal laws.  If AgriSep Technology is being utilized for an illegal purpose in violation of this section 4.6, NB will cause those operations to immediately cease.  In the event such operations do not immediately cease, the license granted by this Agreement will be cancelled.

4.7 NB will pay in full for equipment purchases under the following conditions: 50% upon order submission to AgriSep and 50% prior to shipment FOB AgriSep.

5. Confidentiality.  Each party recognizes the importance to the other of the other’s Confidential Information, including but not limited to the AgriSep Technology, and any IP of NB. Accordingly, each Party agrees as follows:

5.1 Each Party, for itself and its officers and employees, Affiliates and JV Partners, agrees to hold Confidential Information in strict confidence and not to disclose same to any other third party, without the written consent of the other Party hereto. Each Party, for itself and on behalf of its officers, employees and affiliates, acknowledges that all Confidential Information is and shall remain the exclusive and proprietary property of the Disclosing Party, and the Receiving Party shall have no proprietary or other interest therein. Each Party agrees not to use the other Party’s Confidential Information in any way directly or indirectly detrimental to the Disclosing Party or for any purpose other than the furtherance of the rights and fulfilment of the obligations of the respective Parties hereunder. Moreover, the Receiving Party agrees not to take any action to seek to invent, devise or create any device, system, or invention, or attempt to reverse engineer or disassemble any Confidential Information of a Disclosing Party, or to seek any patent that utilizes or is based on any Confidential Information of the Disclosing Party. In the event that a Party becomes legally compelled to disclose any of the other Party’s Confidential Information, such Party shall, to the extent allowed by law, provide the other Party with prompt prior written notice of such requirement and exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information or that the Disclosing Party has a reasonable opportunity to oppose said disclosure.

5.2 The obligations of the Parties in this Section shall continue during the Term hereof and for a period of three (3) years from the date of termination of this Agreement, and with respect to any Confidential Information qualifying as a trade secret under applicable laws, for the longest statutory period applicable thereto. Documents or materials relating to the Confidential Information, and any copies thereof, in the possession of one Party shall be returned to the other Party at the end of such period or at any time upon said other Party’s written request.

5.3 Except to the extent expressly provided herein, neither this Agreement nor disclosure of any information by the Disclosing Party shall be deemed to vest any title or interest or grant any license, immunity or other right to the Receiving Party with regard to the Confidential Information, and no warranty, express or implied, as to the accuracy or completeness of the Confidential Information is provided by the Disclosing Party.  Each Party agrees not to solicit the employees of the other to leave such employment and to take employment with the other Party or any Affiliate thereof.

6. Term and Termination

6.1 Term Unless earlier terminated as provided herein, the Term of this Agreement shall commence on the Effective Date and shall continue for a period of 5 years therefrom, and thereafter, this Agreement shall be automatically extended for like one year terms, unless, prior to the end of the then current term, a party provides to the other party written notice of termination, in which case, the Agreement shall terminate at the end of the then current term. In addition, this Agreement will terminate upon an occurrence of an uncured Event of Default at the election of the non-breaching Party, or upon the occurrence of insolvency by NB as set forth below.

6.2 Events of Default An “Event of Default” by either Party shall have occurred upon the occurrence of a breach of this Agreement if such breaching Party fails to remedy such nonpayment breach within thirty (30) days after written notice or within 10 day thereof in the case of a payment default; or if remediation of such non-payment breach in such period is not practicable, if such Party fails to commence and diligently pursue such remediation during such period

6.3 Effect of an Event of Default

.  Upon the occurrence of an Event of Default, which is not

remedied, this agreement shall automatically terminate upon expiration of the remediation period described above. In the event of a termination, cancellation or expiration of this agreement, for any reason, (i) NB shall cease all use of the AgriSep Technology and all equipment embodying the AgriSep Technology; and (ii) all royalties and any other amounts owed hereunder shall immediately become due and payable in full within ten (10) days of such termination, expiration or cancellation.

6.4 Insolvency

.  NB shall be deemed bankrupt or insolvent; if the business of NB shall be placed in the hands of a receiver, assignee or trustee, whether by the voluntary act of NB or otherwise; if NB institutes or suffers to be instituted any procedure in bankruptcy court for reorganization or rearrangement of its financial affairs; or if NB makes a general assignment for the benefit of creditors, this Agreement shall immediately terminate unless such bankruptcy, insolvency or receivership or assignment for the benefit of creditors shall have been cured within sixty (60) days of such event occurring.  Upon occurrence of any of the foregoing events, this Agreement shall terminate immediately, provided however that all amounts under 3A (i)(ii) and (iii) are fully owed and all other amounts owed by NB hereunder for all periods through the date of termination shall be immediately due and payable in full upon the date of termination.

7. Independent Contractors.  The Parties are independent contractors and not partners, joint venturers or otherwise affiliated and neither has any right or authority to bind the other in any way

8. Assignment.  The rights and obligations of the Parties under this Agreement may not be assigned or transferred (and any attempt to do so will be void) except (i) rights to payment of money may be assigned, and (ii) this Agreement and the rights and obligations hereunder may be assigned to an acquiror of all or substantially all the assets, business or stock of a Party. Provided that nothing herein will limit AgriSep’s ability to sell or transfer in accordance with applicable law its NB stock acquired by AgriSep hereunder or otherwise.

9. Miscellaneous

9.1 Amendment and Waiver   Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the Parties.

9.2 Governing Law This agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware.  In the event of any lawsuit between the Parties arising out of this Agreement, the Parties agree that exclusive jurisdiction for any such lawsuit will be in the Federal or state courts sitting in Wilmington, Delaware.  The Parties expressly consent to such exclusive jurisdiction and waive any objection thereto.

9.3 Notices

All notices, requests, demands and other communications required under this Agreement must be in writing and will be deemed to have been given or made and sufficient in all respects when delivered in person, by national overnight courier, or upon transmission by email (with no “undeliverable” reply from the recipient’s email server), to the applicable physical or email addresses set forth in the signature block below

9.4 Entire Agreement This Agreement supersedes all agreements, memorandums of understanding, proposals, oral or written, all negotiations, conversations, or discussions between or among the Parties relating to the subject matter of this Agreement.

9.5 Severability If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

9.6 Headings The headings of sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this License Agreement.

9.7 Counterparts  This License Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

9.8 Authority  The person(s) signing on behalf of AGRISEP and NB, respectively, hereby warrant and represent that they have authority to execute this License Agreement on behalf of the Party to this License Agreement for whom they have signed.

9.9 Representation by Counsel  The Parties to this License Agreement acknowledge that each of them has been represented by counsel in connection with the negotiation and drafting of this License Agreement and that no rule of strict construction shall be applied to either of them as the drafter of all or any part of this License Agreement.

9.10  IP Ownership  NB acknowledges that as between AgriSep and NB, AgriSep owns all rights in the AgriSep Technology and Improvements and NB shall take no action to challenge or erode AgriSep’s rights (or the rights of any AgriSep licensor) in the AgriSep Technology or Improvements, including but not limited to challenging the validity of any patents covering the AgriSep Technology.

9.11  NO WARRANTY  THE AGRISEP TECHNOLOGY IS PROVIDED ON AN "AS IS" BASIS. AGRISEP SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WITHOUT LIMITING THE FOREGOING, AGRISEP MAKES NO WARRANTY OF ANY KIND THAT THE AGRISEP TECHNOLOGY, OR ANY RESULTS OF THE USE THEREOF, WILL MEET NB’S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, OR BE COMPATIBLE OR WORK WITH ANY SYSTEM.

9.12  Survival  The following shall survive any expiration, cancellation or termination of this Agreement, for any reason:  2.2, 3.3, 4.6, 5, 6.3, 9.2, 9.10, 9.11 and this 9.12.

9.13Audit Rights  AgriSep may, upon prior written notice, inspect and audit NB’s records relating to NB’s obligations under this Agreement at any time during the Term to ensure NB’s compliance with this Agreement; provided that such audit is limited to one time in any 12 month period and conducted during normal business hours.  NB shall make available all such books, records, equipment, information, and personnel, and provide all such cooperation and assistance, as may reasonably be requested by or on behalf of AgriSep with respect to such audit.  If the audit determines that NB’s has failed to pay more than 5% of all amounts owing during the 12 month period preceding the audit, NB shall pay to AgriSep all amounts that should have been paid during such audit period, and NB shall also pay to AgriSep all reasonable costs incurred by AgriSep in conducting the audit.  In such case, all 12 month periods in this Section shall thereafter change to 6 month periods for purposes of future audits.

The Parties hereto agree to the provisions of the foregoing Technology License Agreement as of the Effective Date written above.

AGRISEP LLC		NEWBRIDGE GLOBAL VENTURES, INC.

By:	/s/ Robert Miglis	By:	/s/ Robert Bench

Name: Robert Miglis		Name: Robert Bench

Title: Manager		Title: Interim President and CFO

Exhibit A

Specifications & Scope of DST

•Build separation system for Plant Material for performance under the following conditions:

oFlow Rate: Approximately 90 - 120 GPM of water

oBiomass Removal: Approximately 24 lb./m of biomass from water

oOil Removal: Approximately 3.5 lb./m of oil from water

•Approach to assembly and delivery of complete processing system solutions:

oNewBridge to supply AgriSep with SPR related technology to incorporate into skid solution.

oAgriSep to supply skid package with SPR, DST and associated pumps, valves, meters and equipment protection. Skid will also consist of all needed electrical and PLC systems for operation.

Exhibit B

Patent Schedule Technology License Agreement

Country	Title	Pat/App No.	Filing Date
USA	Method and Device for Separating a Lighter Density Fluid from a Heavier Density Fluid	62/873/748	07/12/2019
USA	Method and Device for Removing Bubbles from Liquid	62/733,493	09/19/2018